EXHIBIT 99.1
EZCORP ACQUIRES 15 STORE PAWNSHOP CHAIN
AUSTIN, Texas (April 12, 2007) — EZCORP, Inc. (Nasdaq: EZPW) announced today that it has entered into an agreement to acquire the assets of the 15 Colorado pawnshops operated by Pawn One, Inc. under the trade name Jumping Jack Cash.
The purchase price will be approximately $23 million cash and the closing is expected in early June 2007.
EZCORP’s President and Chief Executive Officer, Joe Rotunda, stated, “We are very excited about this opportunity. Jumping Jack Cash is the second largest pawn operator in Colorado, second only to EZPAWN’s 24 locations. This acquisition will give us a dominant position in the market and the opportunity to enhance the combined results of both groups of stores.”
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. The Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans, in 280 U.S. and two Mexico EZPAWN locations open at March 31, 2007. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 369 EZMONEY locations and 80 EZPAWN locations open at March 31, 2007, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
For additional information, contact Dan Tonissen at (512) 314-2289.